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                                                                   EXHIBIT 10.17


                        Pilot Therapeutics Holdings, Inc.
                       101 N. Chestnut Street, Albert Hall
                             Winston Salem, NC 27101


September 27, 2002

Academy Centennial Fund, LLC
920 Main Campus Drive
Suite 400
Raleigh, North Carolina 27606
Attention:        Mr. Glenn Kline

Dear Glenn:

Pilot Therapeutics Holdings, Inc. ("Pilot") understands that Academy Centennial Fund, LLC ("Academy") has agreed to provide security (the "Security") in order to enable Pilot to receive $300,000 from a third party (the "Third Party") which Pilot needs to pay its directors and officers liability insurance premium today. In consideration for Academy's provision of the Security, Pilot agrees as follows:

         1. Upon Pilot's receipt of funds in an amount not less than $500,000, Pilot shall pay $300,000, plus accrued interest, to the Third Party.

         2. Pilot agrees to pay any cost or expenses, including reasonable legal fees, incurred by the Third Party and/or Academy in connection with the provision of the $300,000 and the Security upon Pilot's receipt of reasonably satisfactory documentation evidencing such costs or expenses.

         3. Pilot agrees to issue to Academy and/or its designee 1,000 restricted shares of Pilot common stock each month until Pilot pays the Third Party the $300,000, plus accrued interest, required to be paid to the Third Party in accordance with clause (1) above.

Pilot appreciates Academy's willingness to provide the Security on short notice in order to prevent Pilot's directors and officers liability insurance from lapsing.

Very truly yours,



PILOT THERAPEUTICS HOLDINGS, INC.



By:      /s/ Floyd H. Chilton, III PhD
         ---------------------------------------------------------------
Name:    Floyd H. "Ski" Chilton, III PhD.
Title:   President, Chief Executive Officer and Chief Scientific Officer